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EXHIBIT 11

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MARK TWAIN BANCSHARES, INC. AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER COMMON SHARE
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                                                           For The Six Months Ended              For The Three Months Ended
                                                                    June 30,                               June 30,
(in thousands of dollars except per share data)              1996              1995                1996                1995
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PRIMARY
Earnings:
 Net income                                                   $25,506          $22,993              $12,985          $11,625
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Shares:
 Weighted average number of common shares outstanding      16,126,495       16,038,369           16,046,988       16,018,107
 Weighted average number of common share equivalents          276,932          190,063              267,911          219,115
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                                                           16,403,427       16,228,432           16,314,899       16,237,222
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Primary earnings per common share                               $1.55            $1.42                $0.80            $0.72
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ASSUMING FULL DILUTION
Earnings:
 Net income                                                   $25,506          $22,993              $12,985          $11,625
 After tax interest applicable to convertible notes                72              189                   40               93
 After tax amortization of capital note fees                       46               21                    7               10
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  Fully diluted net income                                    $25,624          $23,203              $13,032          $11,728
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Shares:
 Weighted average number of common shares outstanding      16,126,495       16,038,369           16,046,988       16,018,107
 Assuming conversion of Convertible Notes and dilutive
  stock options                                               535,588          779,689              500,101          764,062
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                                                           16,662,083       16,818,058           16,547,089       16,782,169
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Earnings per common share assuming full dilution                $1.54            $1.38                $0.79            $0.70
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